PEDEVCO Corp S-4

Exhibit 99.3

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer to Exchange

Each Outstanding Trust Common Unit

of

SandRidge Permian Trust

for

4/10ths of One Share of Common Stock of PEDEVCO Corp.,

subject to the procedures described in the offer to exchange and the related letter transmittal,

by

SPRT Acquisition, LLC,

a wholly owned subsidiary

of

PEDEVCO CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 30, 2020, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

SRPT Acquisition LLC (“Purchaser”), a wholly owned subsidiary of PEDEVCO Corp. (“PEDEVCO”), upon the terms and subject to the conditions set forth in the enclosed Offer to Exchange and related Letter of Transmittal (together, the “Offer”), are offering to exchange each issued and outstanding common unit of beneficial interest (“Trust Common Units”) of SandRidge Permian Trust for 4/10ths of one share of common stock of PEDEVCO Corp. (the “PEDEVCO Common Stock”), subject to the procedures described in the Offer to Exchange and the related Letter of Transmittal.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 30, 2020, UNLESS THE OFFER IS EXTENDED.

For your information and for forwarding to your clients for whose accounts you hold Trust Common Units registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Exchange;
2.	The related Letter of Transmittal for your use in accepting the Offer and tendering Trust Common Units and for the information of your clients;
3.	A notice of guaranteed delivery to be used to accept the Offer if the certificates evidencing Trust Common Units and all other required documents are not immediately available or cannot be delivered to American Stock Transfer and Trust LLC (which is acting as exchange agent) by the expiration time of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration time of the Offer;
4.	A printed form of letter which may be sent to your clients for whose accounts you hold Trust Common Units registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
5.	A return envelope addressed to the exchange agent, for your use only.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the information agent at the address and telephone number set forth on the back cover of the Offer to Exchange.

Very truly yours,

PEDEVCO

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PEDEVCO, THE INFORMATION AGENT, OR THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.